Exhibit 99.1

Sustainable Development Acquisition I Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing March 29, 2021

LOS ANGELES, March 26, 2021 – Sustainable Development Acquisition I Corp. (the “Company”), a public benefit corporation and Pending B Corporation, announced today that, commencing March 29, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock, $0.0001 par value per share (“Class A common stock”) and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and warrants that are separated will trade on the Nasdaq Capital Market under the symbols “SDAC” and “SDACW,” respectively. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “SDACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release may include, and oral statements made from time to time by representatives of the Company may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to the Company or its management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About the Company

Sustainable Development Acquisition Corp (“SDAC”), (NASDAQ: SDAC), a public benefit corporation and Pending B Corporation, is a special-purpose acquisition company created to acquire a successful business that is addressing the global challenges identified by the United Nations Sustainable Development Goals. SDAC was formed as a partnership between RRG Global Partners Fund, a private fund affiliated with Renewable Resources Group, a certified B Corp, and Sustainable Investors Fund, a private fund affiliated with Capricorn Investment Group, a certified B Corp.

Contacts
Media Contact:
Arón Villarreal
Info@WaterFoodEnergySpac.com
(323) 329 8221